Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 8, 2022

Pricing Supplement dated            , 2022

(To ETF Underlying Supplement dated September 2, 2021,

Prospectus Supplement dated September 2, 2021, and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce Trigger Autocallable Contingent Yield Notes

$      Notes Linked to a Basket Consisting of the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust and the SPDR® S&P 500® ETF Trust due on or about February 13, 2025

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to an equally-weighted basket (the “Basket”) consisting of the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust and the SPDR® S&P 500® ETF Trust (each, a “Basket Component” or a “Fund,” and together, the “Basket Components” or the “Funds”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. CIBC will pay a quarterly Contingent Coupon if the Basket Closing Value on the applicable Coupon Determination Date (including the Final Valuation Date) is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. CIBC will automatically call the Notes if the Basket Closing Value on any quarterly Call Observation Date, commencing on August 9, 2022, is equal to or greater than the Basket Starting Value. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Basket Ending Value is equal to or greater than the Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Contingent Coupon. If the Basket Ending Value is less than the Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Basket Return, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. CIBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your principal amount. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or automatic call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑   Contingent Coupon: CIBC will pay a quarterly Contingent Coupon payment if the Basket Closing Value on the applicable Coupon Determination Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑   Automatically Callable: CIBC will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Basket Closing Value on any quarterly Call Observation Date, commencing on August 9, 2022 is equal to or greater than the Basket Starting Value. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

❑   Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Basket Ending Value is not less than the Downside Threshold on the Final Valuation Date, CIBC will pay you the principal amount per Note at maturity plus the final Contingent Coupon. If the Basket Ending Value is less than the Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Basket Return. The contingent repayment of principal only applies if you hold the Notes until maturity or automatic call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Key Dates[1]

Trade Date	February 9, 2022
Settlement Date	February 14, 2022
Coupon Determination Dates[2]	Quarterly, commencing on May 9, 2022
Call Observation Dates[2]	Quarterly, commencing on August 9, 2022
Final Valuation Date[2]	February 10, 2025
Maturity Date[2]	February 13, 2025

[1] Expected [2] See page PS-4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO THE BASKET, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF CIBC. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof. The final terms of the Notes will be determined on the Trade Date.

Basket	Contingent Coupon Rate	Basket Starting Value	Downside Threshold	Coupon Barrier	CUSIP	ISIN
The iShares® Russell 2000 ETF (“IWM”), the SPDR® S&P MidCap 400® ETF Trust (“MDY”) and the SPDR® S&P 500® ETF Trust (“SPY”)	8.25% to 9.00% per annum	100	75% of the Basket Starting Value	75% of the Basket Starting Value	136071DX2	US136071DX20

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is expected to be between $9.626 and $9.826 per $10.00 principal amount of the Notes, which is expected to be less than the price to public. See “Key Risks—General Risks” beginning on page PS-8 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Basket of the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust and the SPDR® S&P 500® ETF Trust	•	$10.00	•	$0.00	•	$10.00

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at no discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”) and the ETF Underlying Supplement dated September 2, 2021 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Underlying supplement dated September 2, 2021

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112446/tm2123981d25_424b5.htm

♦	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

♦	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You believe the Basket Closing Value will be equal to or greater than the Coupon Barrier on most or all of the Coupon Determination Dates and equal to or greater than the Downside Threshold on the Final Valuation Date.

♦    You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Basket.

♦    You understand and accept that you will not participate in any appreciation in the value of the Basket or any Basket Component, and your potential return is limited to the Contingent Coupon payments.

♦    You are willing to invest in the Notes based on the Coupon Barrier and Downside Threshold indicated on the cover hereof and if the Contingent Coupon Rate was set to the minimum indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦    You are willing to hold the Notes that may be automatically called on any Call Observation Date, commencing on August 9, 2022, on which the Basket Closing Value is equal to or greater than the Basket Starting Value, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦    You understand and accept the risks associated with the Basket and the Basket Components.

♦    You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦    You are willing to forgo dividends paid on a Basket Component and the stocks held by a Basket Component and do not seek guaranteed current income from your investment.

♦    You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You believe that the Basket Closing Value will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Determination Dates and below the Downside Threshold on the Final Valuation Date.

♦    You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Basket.

♦    You seek an investment that participates in the appreciation in the value of the Basket or any Basket Component or that has unlimited return potential.

♦    You are unwilling to invest in the Notes based on the Coupon Barrier and Downside Threshold indicated on the cover hereof or if the Contingent Coupon Rate was set to the minimum indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦    You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date, commencing on August 9, 2022, on which the Basket Closing Value is equal to or greater than the Basket Starting Value, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦    You do not understand or accept the risks associated with the Basket and the Basket Components.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦    You prefer to receive the dividends paid on a Basket Component or the stocks held by a Basket Component and seek guaranteed current income from your investment.

♦    You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Basket and the Basket Components, see “Information About the Basket and the Basket Components” in this pricing supplement, and “Reference Sponsors and Fund Descriptions—The iShares® Russell 2000 ETF” on page S-38, “—The SPDR® S&P MidCap 400® ETF Trust” on page S-53 and “—The SPDR® S&P 500® ETF Trust” on page S-48 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms
Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10 per Note (subject to a minimum investment of $1,000).
Term:	Approximately 3 years, unless earlier called.
Trade Date[1]:	February 9, 2022
Settlement Date[1]:	February 14, 2022
Final Valuation Date[1]:	February 10, 2025
Maturity Date[1]:	February 13, 2025
Reference Asset:	An equally-weighted basket consisting of the iShares® Russell 2000 ETF (Ticker: “IWM”), the SPDR® S&P MidCap 400® ETF Trust (Ticker: “MDY”) and the SPDR® S&P 500® ETF Trust (Ticker: “SPY”)
Basket Component Weightings:	1/3 for each Basket Component
Automatic Call Feature / Call Observation Dates / Call Payment Date:

The Notes will be automatically called if the Basket Closing Value on any quarterly Call Observation Date, commencing on August 9, 2022, is equal to or greater than the Basket Starting Value. Each Coupon Determination Date on and after August 9, 2022 will also be a Call Observation Date. You will not receive any notice from us if the Notes are automatically called.

If the Notes are called, CIBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates:	Three business days following the applicable Coupon Determination Date, except that as to the final Coupon Determination Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Determination Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate:	8.25% to 9.00% per annum (2.0625% to 2.25% per quarter), to be determined on the Trade Date

Contingent Coupon:

If the Basket Closing Value is equal to or greater than the Coupon Barrier on any Coupon Determination Date, CIBC will pay you the Contingent Coupon applicable to that Coupon Determination Date.

If the Basket Closing Value is less than the Coupon Barrier on any Coupon Determination Date, the Contingent Coupon applicable to that Coupon Determination Date will not be payable and CIBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be $0.20625 to $0.225 per quarter per Note, to be determined on the Trade Date. The following table sets forth the expected Coupon Determination Dates and Coupon Payment Dates.

Expected Coupon Determination Dates[1]	Expected Coupon Payment Dates[1]
May 9, 2022	May 11, 2022
August 9, 2022	August 11, 2022
November 9, 2022	November 14, 2022
February 9, 2023	February 13, 2023
May 9, 2023	May 11, 2023
August 9, 2023	August 11, 2023
November 9, 2023	November 13, 2023
February 9, 2024	February 13, 2024
May 9, 2024	May 13, 2024
August 9, 2024	August 13, 2024
November 12, 2024	November 14, 2024
February 10, 2025	February 13, 2025

Contingent Coupon payments on the Notes are not guaranteed. CIBC will not pay you the Contingent Coupon for any Coupon Determination Date on which the Basket Closing Value is less than the Coupon Barrier.
Payment at Maturity (per $10 Note):

If the Notes are not called, for each $10 principal amount of the Notes, you will receive a cash payment on the Maturity Date calculated as follows:

If the Basket Ending Value is equal to or greater than the Downside Threshold:

$10 + final Contingent Coupon.

If the Basket Ending Value is less than the Downside Threshold:

$10 × (1 + Basket Return).

In this case, you will have a loss of principal that is proportionate to the negative Basket Return, and you will lose some or all of your principal amount. Even with any Contingent Coupons, the return on the Notes may be negative.

1 Expected. In the event CIBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same, and the Coupon Determination Dates and Call Observation Dates may be adjusted in a similar manner. Each Coupon Determination Date, Call Observation Date and Coupon Payment Date, including the Final Valuation and the Maturity Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Basket Return:	The quotient, expressed as a percentage, of the following formula: Basket Ending Value – Basket Starting Value Basket Starting Value
Basket Starting Value:	Set equal to 100 on the Trade Date.
Basket Ending Value:	The Basket Closing Value on the Final Valuation Date.
Basket Closing Value:

On any Coupon Determination Date, including the Final Valuation Date, the Basket Closing Value will be calculated as follows:

100 + [100 x (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Basket Component Weighting)]

Basket Component Return:	With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: Closing Price on the relevant Coupon Determination Date – Initial Price Initial Price
Downside Threshold:	75% of the Basket Starting Value
Coupon Barrier:	75% of the Basket Starting Value
Initial Price:	With respect to each Basket Component, its Closing Price on the Trade Date. The Initial Price of a Basket Component will be subject to adjustment by the calculation agent as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the accompanying underlying supplement.
Calculation Agent:	Canadian Imperial Bank of Commerce

The Initial Price of the Basket Components are determined, the Basket Starting Value is set to 100, and the terms of the Notes are determined.

If the Basket Closing Value is equal to or greater than the Coupon Barrier on any Coupon Determination Date, CIBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Basket Closing Value on any Call Observation Date, commencing on August 9, 2022, is equal to or greater than the Basket Starting Value.

If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

The Closing Price of each Basket Component, the Basket Ending Value and the Basket Return are determined on the Final Valuation Date.

If the Notes have not been called and the Basket Ending Value is equal to or greater than the Downside Threshold, CIBC will repay the principal amount equal to $10.00 per Note plus the final Contingent Coupon.

If the Notes have not been called and the Basket Ending Value is below the Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the negative Basket Return, equal to an amount of:

$10 × (1 + Basket Return) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount AT MATURITY. Any paymentS on the Notes, including any repayment of principal, ARE subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Basket Ending Value is greater than or equal to the Downside Threshold. If the Notes are not called and the Basket Ending Value is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the negative Basket Return. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies Only Upon an Automatic Call or at Maturity — You should be willing to hold your Notes to an automatic call or maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the value of the Basket at that time is above the Downside Threshold.

♦	You May Not Receive any Contingent Coupons — CIBC will not necessarily make periodic coupon payments on the Notes. If the Basket Closing Value on a Coupon Determination Date is less than the Coupon Barrier, CIBC will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If the Basket Closing Value is less than the Coupon Barrier on each of the Coupon Determination Dates, CIBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of any Basket Component will rise or fall. There can be no assurance that the Basket Closing Value will be equal to or greater than the Coupon Barrier on any Coupon Determination Date or, if the Notes have not been called, that the Basket Ending Value will be equal to or greater than the Downside Threshold. The price of a Basket Component will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities held by that Basket Component. You should be willing to accept the risk of not receiving any Contingent Coupons and losing a significant portion or all of your initial investment.

♦	Your Potential Return on the Notes Is Limited to Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Basket Component Or Basket Component Constituents — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of any Basket Component. In addition, your total return on the Notes will vary based on the number of Coupon Determination Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as August 9, 2022, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the Basket Closing Value even though you cannot participate in any potential appreciation in the price of any Basket Component. In addition, if the Notes have not been previously called and if the Basket Closing Value is less than the Basket Starting Value, as the Maturity Date approaches and the remaining number of Coupon Determination Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the Basket Closing Value to increase to the Basket Starting Value. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by any Basket Component.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 6 months after issuance.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with a Basket Component with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — ”Volatility” refers to the frequency and magnitude of changes in the price of a Basket Component. The greater the expected volatility with respect to a Basket Component on the Trade Date, the higher the expectation as of the Trade Date that the Basket Closing Value could be below the Coupon Barrier on a Coupon Determination Date, resulting in no Contingent Coupons payable on the Notes, or below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of a Basket Component with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Basket Component can change significantly over the term of the Notes. The price of a Basket Component for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Basket and the potential to lose some or all of your principal at maturity.

Reference Asset Risks

♦	The Basket Components May Not Move in Tandem, and an Increase in the Price of One Basket Component May Be Offset by Lower Performance of One or More of the Other Basket Components — Changes in the prices of one or more of the Basket Components may not correlate with changes in the prices of one or more of the other Basket Components. The prices of one or more Basket Components may increase, while the prices of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the Basket Closing Value at any time, increases in the price of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Components.

♦	An Investment in the Notes Is Subject to Risks Associated with Investing in Small-Capitalization or Mid-Capitalization Companies — The IWM and the MDY invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore the share price of the IWM or the MDY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the IWM or the MDY to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products or services. These factors could adversely affect the prices of the IWM and the MDY during the term of the Notes, which may adversely affect the return on the Notes.

♦	Owning the Notes Is Not the Same as Owning Shares of a Basket Component or the Stocks Held by a Basket Component — The return on your Notes may not reflect the return you would realize if you actually owned shares of a Basket Component or the stocks held by a Basket Component . As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of a Basket Component or the stocks held by a Basket Component would have. Furthermore, a Basket Component and the stocks held by a Basket Component may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Changes Affecting a Basket Component or Its Underlying Index May Adversely Affect the Value of that Basket Component — The policies of the sponsor of a Basket Component or its Underlying Index concerning additions, deletions and substitutions of the stocks included in that Basket Component or Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks included in that Basket Component or Underlying Index may adversely affect its value. The policies of such sponsor with respect to the calculation of that Basket Component or Underlying Index could also adversely affect its value. Such sponsor may discontinue or suspend calculation or dissemination of that Basket Component or Underlying Index. Any such actions could have an adverse effect on the price of a Basket Component and consequently, the value of the Notes.

♦	The Performance of a Fund May Not Correlate with the Performance of Its Underlying Index as well as the Net Asset Value per Share of that Fund, Especially During Periods of Market Volatility — Although a Fund is designed to track the performance of its Underlying Index, the performance of that Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, a Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by a Fund, differences in trading hours between a Fund (or the underlying assets held by a Fund) and its Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of that Fund may differ from its net asset value per share; shares of that Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of that Fund, may not be the same as an investment directly in the securities or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

♦	The Funds are Subject to Management Risk — The Funds are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, The Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index. Therefore, unless a specific security is removed from its Underlying Index, a Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, a Fund is subject to the risk that the investment strategy of its investment advisor may not produce the intended results. All these factors may adversely affect the Closing Price of a Fund and consequently, the return on the Notes.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to a Basket Component or any securities held by a Basket Component that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon a Basket Component. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the price of a Basket Component, and therefore, the market value of the Notes. These trading and other business activities, if they affect the price of a Basket Component or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the price of a Basket Component and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting a Basket Component has occurred, and determine the Closing Price of that Basket Component if a scheduled Call Observation Date or the Final Valuation Date is postponed to the last possible day with respect to a Basket Component, and make certain anti-dilution adjustments to the Initial Price of a Fund if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the

Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the prices of the Basket Components, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes would have an adverse effect on the economic terms of the Notes, the initial estimated value of the Notes on the Trade Date, and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 3 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the prices of the Basket Components; the volatility of the Basket Components; the dividend rate paid on a Basket Component and the stocks held by a Basket Component; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or automatic call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Basket Closing Value relative to the Basket Starting Value. The hypothetical terms used below are not the actual terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Closing Price of any Basket Component on any Coupon Determination Date, including the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	Approximately 3 years (unless earlier called)

Basket Starting Value:	100.00

Hypothetical Contingent Coupon Rate:	8.25% per annum (or 2.0625% per quarter)

Hypothetical Contingent Coupon:	$0.20625 per quarter

Coupon Determination Dates:	Quarterly

Call Observation Dates:	Quarterly, commencing on August 9, 2022

Coupon Barrier:	75.00 (75.00% of the Basket Starting Value)

Downside Threshold:	75.00 (75.00% of the Basket Starting Value )

Example 1 —Notes Are Called on the First Call Observation Date, Which Corresponds to the Second Coupon Determination Date

Date	Basket Closing Value	Payment (per Note)

First Coupon Determination Date	110.00 (at or above Coupon Barrier and Basket Starting Value)	$0.20625 (Contingent Coupon)

Second Coupon Determination Date (and First Call Observation Date)	130.00 (at or above Coupon Barrier and Basket Starting Value)	$10.20625 (Settlement Amount)

Total Payment: $10.4125 (4.125% return)

Since the Notes are called on the second Coupon Determination Date (which is the first Call Observation Date), CIBC will pay you on the Call Payment Date a total of $10.20625 per Note. When added to the Contingent Coupon payment of $0.20625 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.4125 per Note, for a 4.125% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 —Notes Are NOT Called and the Basket Ending Value Is at or Above the Coupon Barrier and Downside Threshold

Date	Basket Closing Value	Payment (per Note)

First Coupon Determination Date	90.00 (at or above Coupon Barrier; below Basket Starting Value)	$0.20625 (Contingent Coupon)

Second through Eleventh Coupon Determination Dates (and First through Tenth Call Observation Date)	Various (below Coupon Barrier; below Basket Starting Value)	$0.00 – Notes are not automatically called

Final Valuation Date	85.00 (at or above Coupon Barrier and Downside Threshold; below Basket Starting Value)	$10.20625 (Payment at Maturity)

Total Payment: $10.4125 (4.125% return)

At maturity, CIBC will pay you a total of $10.20625 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.20625 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.4125 per Note, for a 4.125% total return on the Notes.

Example 3 —Notes Are NOT Called and the Basket Ending Value Is Below Its Coupon Barrier and Downside Threshold

Date	Basket Closing Value	Payment (per Note)

First Coupon Determination Date	90.00 (at or above Coupon Barrier; below Basket Starting Value)	$0.20625 (Contingent Coupon)

Second through Eleventh Coupon Determination Dates (and First through Tenth Call Observation Date)	Various (below Coupon Barrier; below Basket Starting Value)	$0.00 – Notes are not automatically called

Final Valuation Date	40.00 (below Coupon Barrier, Downside Threshold and Basket Starting Value)	$10.00 × (1 + Basket Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)

Total Payment: $4.20625 (-57.9375% return)

Since the Notes are not called and the Basket Ending Value is below the Downside Threshold, CIBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Basket Ending Value is also below the Coupon Barrier. When added to the Contingent Coupon payment of $0.20625 received in respect of the first Coupon Determination Date, CIBC will have paid you $4.20625 per Note, for a - 57.9375% total return on the Notes.

Information About the Basket and the Basket Components

The information below are brief descriptions of the Basket Components. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. In addition, information about each Basket Component may be obtained from other sources including, but not limited to, its sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, CIBCWM, UBS or any of our respective affiliates makes any representation that such publicly available information regarding any Basket Component is accurate or complete.

The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF (Bloomberg ticker: “IWM”) seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Russell 2000® Index, which is designed to measure the performance of the small- capitalization segment of the U.S. equity market. The IWM trades on the NYSE Arca under the ticker symbol “IWM.” See “Reference Sponsors and Fund Descriptions—The iShares® Russell 2000 ETF” on page S-38 of the accompanying underlying supplement for additional information about the IWM.

In addition, information provided to or filed with the SEC by the IWM pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

The SPDR® S&P MidCap 400® ETF Trust

The SPDR® S&P MidCap 400® ETF Trust (Bloomberg ticker: “MDY”) seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P MidCap 400® Index, which is designed to measure the performance of 400 mid-sized companies in the U.S. equity market. The MDY trades on the NYSE Arca under the ticker symbol “MDY.” See “Reference Sponsors and Fund Descriptions—The SPDR® S&P MidCap 400® ETF Trust” on page S-53 of the accompanying underlying supplement for additional information about the MDY.

In addition, information provided to or filed with the SEC by the MDY pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-89088 and 811-08972, respectively, through the SEC’s website at http://www.sec.gov.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (“SPY”) seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index, which is designed to measure the performance of large-capitalization segment of the U.S. equity market. The SPY trades on the NYSE Arca under the ticker symbol “SPY.” See “Reference Sponsors and Fund Descriptions—The SPDR® S&P 500® ETF Trust” on page S-48 of the accompanying underlying supplement for additional information about the SPY.

In addition, information provided to or filed with the SEC by the SPY pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov.

Historical Performance of the Basket Components

The graph below illustrates the performance of each Basket Component from February 7, 2012 to February 7, 2022, based on the daily Closing Prices as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On February 7, 2022, the Closing Price of the IWM was $199.36, the Closing Price of the MDY was $477.99 and the Closing Price of the SPY was $447.26. The historical performance of each Basket Component should not be taken as an indication of its future performance, and no assurances can be given as to the price of any Basket Component at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of any Basket Component will result in the return of any of your investment.

Historical Performance of the iShares® Russell 2000 ETF

Source: Bloomberg

Historical Performance of the SPDR® S&P MidCap 400® ETF Trust

Source: Bloomberg

Historical Performance of the SPDR® S&P 500® ETF Trust

Source: Bloomberg

Hypothetical Historical Performance of the Basket

Because the Basket is a newly created basket, there is no actual historical information about the Basket as of the date hereof. The following graph illustrates the hypothetical daily performance of the Basket from February 7, 2012 to February 7, 2022 based on the daily Closing Prices of the Basket Components as reported by Bloomberg, if the value of the Basket was set to equal 100 on February 7, 2012. The hypothetical performance reflects the performance that the Basket would have exhibited based on the actual historical performance of the Basket Components. Neither the hypothetical performance of the Basket nor the actual historical performance of any Basket Components should be taken as indications of future performance. We cannot give you assurance that the performance of the Basket will result in the return of any of your investment.

Hypothetical Historical Performance of the Basket

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year. Although the tax treatment of the Contingent Coupon payments is unclear, we intend to treat any Contingent Coupon payments, including on the Maturity Date or upon an automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of any Basket Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the Notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes will be determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes will be lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.